EXHIBIT 99.1

TAUTACHROME INC.

ACTION BY UNANIMOUS CONSENT OF STOCKHOLDERS

In accordance with Section 228 of the Delaware General Corporation Law and the Bylaws of Tautachrome Inc., a Delaware corporation (the “Corporation”), the three undersigned stockholders, having a supermajority of all securities of the Corporation eligible to vote, and in addition constituting all of the officers of the Corporation and all of the members of the Board of Directors of the Corporation, hereby take the following actions and adopt the following resolutions:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended to change the name of the Corporation to “ARtelligence Holdings Inc., and that the Corporation seek a new and appropriate ticker symbol.

RESOLVED FURTHER, that the Board of Directors shall have the authority to (a) increase or decrease the authorized shares of the Corporation, (b) conduct stock splits and reverse stock splits, (c) issue shares of Common Stock to advisers, consultants and or other providers for services rendered to the Corporation, and (d) take whatever actions are deemed by the Board of Directors to be a financial necessity of the Corporation for the benefit of all shareholders.

RESOLVED FURTHER, that all actions taken by officers of this Corporation prior to the date of the foregoing resolutions are hereby ratified, confirmed, and approved as the acts and deeds of this Corporation.

IN WITNESS WHEREOF, by executing this Action by Written Consent of Stockholders, each undersigned stockholder is giving written consent with respect to all shares of the Corporation’s capital stock held by such stockholder in favor of the above resolutions. This Action by Written Consent of Stockholders may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, or other reproduction be a complete reproduction of the entire original writing.

Dated: March 29, 2023

/s/ David LaMountain
Stockholder David LaMountain, CEO and Director

/s/ Jon N Leonard
Stockholder Jon N Leonard, Secretary and Director

/s/ Timothy Holly
Stockholder Timothy Holly, Director